Exhibit 99.2

Supreme Industries Q4 2006 Conference Call Script

Operator:

Good afternoon and welcome to the Supreme Industries fourth-quarter and full-year 2006 conference call. Before we begin let me remind you that some statements made on today’s call will be predictive and are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties which could cause results to differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s reports on Form 10-K and 10-Q, and news releases filed with the Securities and Exchange Commission. All reports and news releases are available on Supreme’s website at www.supremeind.com. Today’s conference call is being broadcast live on Supreme’s website. At the conclusion of the call, it will be archived and available for replay for 30 days. At this time, I’d like to introduce your host for today’s call: Supreme Industries President and Chief Operating Officer Robert Wilson. Please go ahead Mr. Wilson…

Bob Wilson:

Good afternoon and thank you for joining us for today’s conference call to discuss Supreme’s fourth-quarter and full-year 2006 financial results. The press release was issued earlier today. If you need a copy please call Supreme Investor Relations at 574-228-4130 and one will be forwarded to you.

I’ll start with a brief discussion of the year’s product highlights, after which I’ll provide a financial overview of the 2006 closing quarter and full year, and a look at the year ahead. We will then open up the call for your questions.

A major highlight of 2006 was Supreme’s joint project with General Motors. GM discontinued the Astro Van and wanted to explore a replacement product for their commercial users.  Thus the “Astro Body”, Supreme’s aerodynamic fiberglass body, was developed and put into production this past November. The “Astro Body” is mounted on either a Chevrolet Colorado chassis or a GMC Canyon chassis and has already attracted the attention of large commercial users as well as GM dealers, and we are looking forward to benefiting from our first full year of sales from this product in 2007.

Not to be outdone, our StarTrans® Bus Division introduced two exciting new products during 2006: the “TourLiner”, a luxury tour bus seating up to 39 passengers, and the “Activity Bus”, a mini-shuttle bus with a wide variety of multi-purpose applications.

Hybrid electric buses represent the next step in our product-development activities. We have partnered with Azure Dynamics, an industry leader in developing hybrid electric and electric power trains for commercial vehicles. The initial product from this partnership is the CitiBus Hybrid Senator HD, or more simply, the “CitiBus.”

Moving on to the year’s financial review, frankly we were disappointed with our overall performance, which reflected the effect of persistent margin pressures on profitability and a lag in realizing the effects of price increases.  Additionally, the development costs for the previously mentioned new products coupled with the corresponding production start-up costs adversely impacted 2006. However, we expect to benefit from these product investments as we move into 2007.

Revenues for 2006 were essentially flat compared to 2005’s record high of $341 million, with gross margin coming in lower at 11 percent of net sales versus 2005’s 12.1 percent.  Net income was $4.6 million, compared with last year’s $8.3 million.

Our order backlog entering 2007 was stable. At December 31, backlog stood at $97.5 million, including $5.9 million in orders for our new Silver Crown motor home product line.

Continuing our financial review, gross profit for the fourth quarter of 2006 decreased to $8.0 million, or 10.3 percent of net sales, compared with $9.0 million, or 11.5 percent of net sales for the same quarter in 2005. For full-year 2006, gross profit was $37.6 million, down from $41.1 million a year ago.

Selling, general and administrative expenses were $7.1 million, or 9.3 percent of net sales, in the fourth quarter, versus $7.4 million, or 9.4 percent of net sales in the fourth quarter of 2005. For the full year, SG&A expenses totaled $28.5 million, or 8.4 percent of net sales, compared with $27.1 million, or 8.0 percent of net sales a year ago. This increase reflected the addition of new sales positions to promote the Company’s expanding product line, less cooperative marketing funds the Company receives from chassis manufacturers, plus expenses resulting from the acquisition of Pony Xpress, known as our Silver Crown subsidiary.

Interest expense rose in the fourth quarter and for the full-year versus the same periods in 2005. These increases reflected higher short-term interest rates, finance charges incurred on consigned chassis inventory and, to a lesser extent, additional borrowings. 2006 interest expense for the year’s final quarter was $.8 million, compared with $.6 million for last year’s fourth quarter, and for the full year, reached $3.1 million versus 2005’s $2.1 million.

The Company’s effective income tax rate was 30.2 percent for 2006, compared with 34.2 percent for 2005. The reduction in our effective income tax rate was due to the tax benefits from our captive insurance subsidiary, the domestic production deduction and higher levels of research and development tax credits.

Turning to the balance sheet, stockholders’ equity was $75.2 million, or $5.92 per share, at December 30, 2006. Working capital at year-end totaled $67.5 million, compared with $60.8 million at year-end 2005. The working capital ratio at December 30, 2006, was 3.7 to 1, while long-term debt as a percentage of the Company’s total assets was 27.5 percent.

Capital expenditures were $5.2 million in 2006, down from $6.4 million in the prior year. Significant expenditures during 2006 included $1.1 million to purchase and equip a manufacturing facility for the Company’s Silver Crown subsidiary, $0.4 million to expand the Company’s Fiberglass Reinforced production facility, and $0.5 million to acquire 23 acres of land adjacent to our Indiana manufacturing facilities. The balance of capital expenditures was expended throughout the organization primarily to replace or upgrade manufacturing equipment.

Looking ahead into 2007, we expect the business environment will remain competitive and challenging. However, our product lines are well diversified and our geographic presence is broad, helping to mitigate volatility in any one segment of our business. We believe that, barring unforeseen fluctuations in raw material costs, our overall performance in 2007 will improve versus this past year due to implementation of our cost containment and cost reduction initiatives, and further realization of the price increases implemented during 2006.

This concludes our formal remarks. We would now like to open the call for any questions you may have.